TIDAL TRUST I 485BPOS

Exhibit 99.(p)(iv)

SHARIAPORTFOLIO, INC.

CODE OF ETHICS

B U S I N E S S   S T A N D A R D S   &   E T H I C A L   C O N D U C T

Amended July 2025

Code of Ethics Contents

Code of Ethics	3
Preambles	3
Core Values	3
Ethical Principles	4
Ethical Standards	5
Insider Trading Policies & Procedures	9
Fundamental Elements of “Insider Trading”	9
Procedures for Avoiding Insider Trading	10
Securities Trading Procedures for Access Persons	12
Personal Securities Transactions by Access Persons	12
Holding Reports	13
Transaction Reports	14
Terms for Preparing Holding and Transaction Reports	15
Watch and Restricted List Procedures	17
Watch List	17
Restricted List	18
Definitions	20
Access Person	20
Beneficial Owner	20
Reportable Securities	20
Supervised Person	20
Responsibility to our Code of Ethics	21
Be Conscious of Illegal or Unethical Behavior	21
Reporting Illegal or Unethical Behavior	22
Mutual Considerations	22
Acknowledgement	22
Revision History and Review	23

Code of Ethics

Preambles

ShariaPortfolio, Inc. is bound to a duty of undivided care and loyalty as a fiduciary to render continuous, unbiased investment advice, and at all times act in our clients’ best interest.

Our Code of Ethics is a value-laden policy designed to impress upon all personnel who are Supervised Persons and Access Persons – both defined in the Definition section of this policy (hereinafter defined as you, unless specifically identified as an Access Person) – our fundamental principles of conduct and professionalism. This Code is not to be considered an all-inclusive policy, but a guide committing one to uphold the highest ethical standards, rooted in the most elementary maxim, “Do the right thing!”

The objectives of our Code of Ethics are to heighten awareness of what is right, fair, just, and good, and to increase vigilance against any inappropriate behavior by promoting:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

●	Full, fair, and accurate disclosure in reporting documents with the appropriate regulatory jurisdiction(s) and in any other public communications we make.

●	Compliance with applicable governing laws, rules and regulations.

●	Prompt internal reporting of any violations to the Code of Ethics.

●	Accountability for adherence to our Code of Ethics.

This Code will set forth our ideals of ethical conduct premised on those values most important to us and expected of you in discharging your duties.

Core Values

You are expected to apply and uphold the following core values, which are the foundation of our unique purpose and perspective:

●	Integrity

●	Competence

●	Objectivity

●	Confidentiality

●	Fairness

●	Diligence

© 2005 – 2011 eAdvisor Compliance, Inc. All rights reserved.

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CODE OF ETHICS

Ethical Principles

The following broad ethical principles are based on our core values of integrity, competence, objectivity, confidentiality, fairness and diligence. These principles set forth ideals to which you should aspire.

Value 1: INTEGRITY.

Ethical Principle: You shall behave in a trustworthy manner.

Integrity is the cornerstone for sound judgment and establishing trust with a client. Integrity demands honesty and candor, which must not be subordinated to personal gain and advantage. Integrity cannot co-exist with deceit or subordination of one’s principles.

Acting with integrity is not only the responsibility of those persons that may have been placed by clients in positions of trust and confidence; such responsibility is directed to all personnel. You are to continually be aware of our mission, values, ethical principles and standards, and perform your duties in such a manner that are not only compliant with the letter but also the spirit of this Code of Ethics.

Value 2: COMPETENCE.

Ethical Principle: You shall engage only in those services for which you have the necessary knowledge, skills and experience.

We are all finite beings; you must be aware of your personal limitations. Competence is recognizing one’s level of expertise and only providing service within those boundaries, or only after taking reasonable steps to acquire that level of knowledge, skill or experience, offer such service. You will endeavor to improve your proficiency and commitment to learn and increase your professional knowledge.

Value 3: OBJECTIVITY.

Ethical Principle: You shall act without prejudice or bias, and labor in good faith for the best interest of all persons.

Objectivity requires you to act impartially where your behavior towards others is unaffected by your personal feelings. You must protect the integrity of your work, maintain objectivity, and avoid subordination of your judgment that would violate this Code of Ethics. You will endeavor to avoid circumstances where a conflict of interest might exist. If unavoidable, whenever possible, make full disclosure of such conflict(s).

Value 4: CONFIDENTIALITY.

Ethical Principle: You shall respect the confidentiality of any information entrusted to, or obtained in the course of, your business or professional activities.

Confidentiality is having another’s confidence where you are entrusted with their private affairs. Confidence implies full trust and belief that one is a reliable person worth to keep matters private. You are to maintain at all time the confidentiality of others and not to share confidential information with anyone, including family and friends, or with other employees who do not need the information to carry out their duties. You are to only use such confidential information for the business purpose intended.

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CODE OF ETHICS

Value 5: FAIRNESS.

Ethical Principle: You shall perform your duties in a manner that is fair, just and reasonable to all persons.

To be fair requires your decisions to be free from bias, dishonesty, or injustice and to fully disclose any conflicts of interest. Fairness is treating others in the same fashion that you would want to be treated. You are not to take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing. To do so would violate this Code of Ethics.

Value 6: DILIGENCE.

Ethical Principle: You shall proceed with patience, timeliness, and consistency, and do so in a prompt and thorough manner in the service of others.

Diligence is making a constant and earnest effort to attain a given objective. You are to strive for, in this case, a distinguished record of professional service.

Ethical Standards

The following ethical standards cover a wide range of business practices and procedures relevant to your conduct and professionalism. It does not cover every issue that may arise, but it does stipulate basic principles to guide you in performing your duties. Should an unforeseen situation arise where a policy in our Code conflicts with a law, the law will take precedence over our Code – you must comply with the law and conduct yourself accordingly!

Those who violate the standards specified in this Code of Ethics will be subject to disciplinary action, up to and including termination of employment. Those situations where you believe could violate or lead to a violation of this Code; we have identified guidelines under “Determining Illegal or Unethical Behavior” to assist with making that determination.

1.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

We operate in a highly regulated environment, both at the federal and state levels where compliance with these rules and regulations play a major role in our success. ShariaPortfolio requires Access Persons to comply with all applicable federal securities regulations. You are expected to be aware of your compliance responsibilities; and in the case of doubt to the applicability of any law, rule or regulation regarding any contemplated course of action, you are expected to seek guidance from the Chief Compliance Officer (“CCO”) or other appropriate person on how to handle the situation. A good rule of thumb for you to follow is, “If in doubt on a course of action, ask first and act later.”

To ensure you are well informed of your responsibility, we make available our Written Policies & Procedures Manual and hold regular training to promote compliance and understanding of the applicability of any law, rule or regulation.

2.	CONFLICTS OF INTEREST

As a fiduciary, we have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of our clients. A “conflict of interest” exists when personal interests interfere with this responsibility. A conflict situation can arise when you take action or have interests that may make it difficult to perform your work of behalf of others objectively and efficiently. Conflicts can also exist, for example, when members of your family receive undisclosed, improper benefits as a result of your position within our firm. Compliance with this standard can be achieved by trying to avoid conflicts of interest, and where unavoidable, fully disclosing all material facts concerning such conflicts and resolving those issues before taking any action.

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CODE OF ETHICS

Conflicts of interest are prohibited as a matter of firm policy, except when approved by the CCO. Conflicts of interest may not always be obvious, if you should have any questions, you should consult the CCO or other appropriate person.

3.	INSIDER TRADING

It is both unethical and illegal to buy, sell, trade or otherwise participate in securities transactions while in possession of material information concerning those companies in which such transactions are being made, or to “tip” others who might make an investment decision on the basis of such information, when such information has yet to have been released to the general public. If you have, or could have, access to confidential material information, you are not permitted to use or share that information for securities trading purposes or for any other purpose except in fulfilling your obligations and duties with our firm. You are expected to familiarize yourself with our Insider Trading Policy and sign that you understand and are in full agreement with such Policy.

4.	CORPORATE OPPORTUNITIES

You are prohibited from taking for yourself personal opportunities that would not have otherwise been discovered except through your position with our firm. You are not to use corporate property, information, or position for improper personal gain. You are duty-bound to our firm to forward legitimate interest when the opportunity to do so arises.

5.	FAIR DEALING

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of our firm is prohibited. You will endeavor to respect the rights of and deal fairly with all persons whether affiliated or unaffiliated with our firm.

6.	GIFTS AND ENTERTAINMENT

The purpose of gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Inappropriate gifts, favors, entertainment, special accommodations, or other things of material value could create a conflict of interest, in that, by accepting an inappropriate gift from a client could influence your decision-making, and likewise, by giving an inappropriate gift to a client might cause them to unjustly feel beholden to the firm.

No gift or entertainment should be offered, given, provided or accepted by you in connection with the firm’s advisory business unless it has first been pre-approved by the CCO or other appropriate person.

●	Gifts. You are not to accept any gift, service, or any other form of compensation valued at more than $100.00 from any person or entity that does business with or on behalf of our firm. Likewise, you are not to give or offer any gift, service, or any other form of compensation valued at more than $100.00 to any existing clients, prospective clients, or any entity that does business with or on behalf of our firm.

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CODE OF ETHICS

●	Cash. You may not give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of our firm.

●	Entertainment. You may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any entity that does business or seeks to do business with or on behalf of our firm. You may provide, or accept, tickets to a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person providing the entertainment is present and such entertainment has been approved by the CCO.

7.	RECORDKEEPING

We require honest and accurate recording and reporting of information in order to make responsible business decisions. We expect you, consistent with your individual authority and duties, to maintain our books, records, accounts, and financial statements in reasonable detail, and to appropriately reflect our transactions in conformity with applicable legal requirements and to our system of internal controls.

Business records and communications often become public, and you should avoid exaggerations, derogatory remarks, guesswork, or inappropriate characterization of people and companies that can be misunderstood. This equally applies to formal reports, internal memos, and e-mail. Records should always be retained or destroyed according to our record retention policies.

For more information on the recordkeeping requirements for this Code of Ethics, please refer to the Books & Records and Written & Electronic Correspondence section of the Written Policies & Procedures Manual.

8.	CONFIDENTIALITY

You are expected to exercise care in maintaining the confidentiality of any confidential information entrusted to you by us or our clientele, except where disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or otherwise harmful to us or our clientele. The obligation to preserve confidential information continues even after employment or other service ends.

9.	PROTECTION AND PROPER USE OF FIRM ASSETS

You should endeavor to protect assets of the firm and ensure their efficient use. Our equipment should not be used for unapproved personal business, though incidental personal use may be permitted. Any suspected incident of fraud or theft should be immediately reported for investigation as hereinafter described under caption “Reporting Illegal or Unethical Behavior”.

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CODE OF ETHICS

Your obligation to protect our assets includes all our proprietary information. Proprietary information includes intellectual property such as trade secrets, trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code.

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Insider Trading Policies & Procedures

The Insider Trading and Securities Fraud Enforcement Act of 1988 forbids anyone to trade securities based on material non-public information or to communicate material non-public information to others. Such conduct is frequently referred to as “insider trading”.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to the disclosure of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

●	Trading by an Insider. Buying or selling for any person securities on the basis of material, non-public information while in possession of such information, whether for your own account, in accounts in which you have direct or indirect beneficial ownership, or for that of a client, or selectively disclosing such information to others who may buy or sell securities.

●	Communication. Sharing material, non-public information to inappropriate personnel whether for consideration or not (i.e., tipping). Insider information may only be disseminated on a “need to know basis,” and even then, only to those not directly involved in the business of the giving investment advice to clients on our behalf. This would include maintaining confidential communications between you and a client from other personnel.

●	Outside Assistance. Assisting anyone transact business based on any insider information you may know through us or another third party.

1.	FUNDAMENTAL ELEMENTS OF “INSIDER TRADING”

Who is an Insider?

The term “insider” is broadly defined, but generally refers to any of our Supervised Persons with information that is non-public. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for that company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, we may become a temporary insider of a client we advise or for which we perform other services. If a client expects us to keep the disclosed non-public information confidential and the relationship implies such a duty, then we will be considered an insider.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to that company’s business. Information that you should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

© 2005 – 2011 eAdvisor Compliance, Inc. All rights reserved.

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INSIDER TRADING POLICIES & PROCEDURES

What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

What are the Penalties Resulting from Insider Trading?

Penalties for trading on or communicating material, non-public information is severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

2.	PROCEDURES FOR AVOIDING INSIDER TRADING

The following procedures have been established to aid you in avoiding insider trading violations. You are expected to follow these procedures or risk disciplinary action, up to and including termination of employment and substantial personal liability and criminal penalties.

1.	Identifying Insider Information. Before trading securities in your account, in accounts in which you have direct or indirect beneficial ownership, or in accounts of clients, including investment companies or private accounts we may manage, or in the securities of a company about which you may have potential insider information, ask yourself the following questions:

(i)	Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

(ii)	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in publications of general circulation?

2.	Handling/Processing Insider Information. If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures must be followed:

(i)	Notify the CCO immediately your knowledge of material, non-public information for inclusion if necessary onto our Restricted List (See “Watch List and Restricted List Procedures” for further instruction.).

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INSIDER TRADING POLICIES & PROCEDURES

(ii)	Do not purchase or sell the security for any account we manage until authorized.

(iii)	Do not communicate the information inside or outside the Company other than to the CCO.

(iv)	After the CCO has reviewed the issue, you will be instructed as to the proper course of action to take.

(v)	If the CCO has determined it is material, non-public information, the securities will be added to the Restricted List and will not be removed for trading until the CCO has determined the information has been fully disseminated to the public.

3.	Personal Securities Trading. Conflicts of interest can occur when trading in securities for your own account because of your intimate knowledge of client securities transactions, and, in many cases, because you have investment discretion to execute trades on behalf of your clients. In order to protect client information and the abuse that can occur, we require Access Persons to periodically report personal securities transactions and holdings (See “Securities Trading Procedures for Access Persons” in the next section for instruction.).

4.	Restricting Access to Material Non-Public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Company except as provided herein. Care should be taken to keep such information secure, including the sealing of files containing material non-public information.

5.	Resolving Issues Concerning Insider Trading. If at any time you are in doubt as to whether information is material or non-public, or if you have any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

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Securities Trading Procedures for Access Persons

As an Access Person you are exposed to conflicts of interest when trading in securities for your own account, or in those accounts you have beneficial ownership, due to your intimate knowledge of client securities transactions. In order to protect our advisory practice from violations of the law and to safeguard client information from potential abuse, we will require you to periodically report your personal securities transactions and holding.

1.	PERSONAL SECURITIES TRANSACTIONS BY ACCESS PERSONS

Transactions for clients shall take precedence over transactions in securities or other investments of which you, as an Access Person, are a beneficial owner so that such personal transactions do not adversely affect clients’ interests. If you make a recommendation regarding the purchase or sale of a security or other investment, your clients will be given first priority before you can personally act on your own behalf.

●	Initial Public Offerings and Private Placements. Access Persons are prohibited from investing in an Initial Public Offering (“IPO”) or any private placement, unless written authorization has first been received by the CCO. By not allowing such investment for your personal account will preclude any possibility that you have improperly profited from your position with our firm. Most clients rarely have the opportunity to invest in these types of securities; and therefore, your investment, as an Access Person, in such securities offerings could raise questions as to whether you misappropriated any investment opportunity that should first be offered to eligible clients.

Prior to authorizing the purchase of shares in an IPO or in a private placement for an Access Person’s personal account, the CCO will, among other things:

●	For IPOs, determine overall client suitability and whether such IPO shares can be reserved for qualified clients. If a block of shares in an IPO can be reserved, such shares will first be allocated to the portfolios’ of the qualified clients and any IPO shares remaining can then be allocated to the Access Person’s account.

●	For private placements, determine overall client suitability and whether such private placement can first be purchased for existing clients. In addition, determine if such offer to invest in the private placement is because of the Access Persons position within our firm or because of an existing relationship with the issuer of the private placement.

●	Require the Access Person to disclose ownership of shares in the private placement to existing client should participation in any subsequent offering be made. In addition disclose, prior to the offer to clients, the potential conflicts that can arise when making such recommendation to buy shares in a private placement that is also owned by an Access Person.

© 2005 – 2011 eAdvisor Compliance, Inc. All rights reserved.

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SECURITIES TRADING PROCEDURES FOR ACCESS PERSONS

●	Record the reason(s) for authorization on the Pre-Clearance Authorization Form.

●	Pre-Clearance Requirement. As an Access Person, you are required to pre-clear all your personal securities transactions, including securities transactions in accounts in which you have direct or indirect beneficial ownership, with the CCO to ensure, among other things, you are not engaging in any prohibited transactions; such as: insider trading; front-running; free-riding and withholding.

Should you want to purchase or sell securities in your personal account, or in accounts in which you have beneficial ownership, you must make written request for such purchase or sale to the CCO that will include disclosure of conflicting interests, if any, on the Pre-Clearance Authorization Form. If approved, the CCO will sign the request authorizing the purchase or sale of the security.

Copies of the completed Pre-Clearance Authorization Form will be maintained in your personnel file as part of your Personal Securities Transaction and Holding Reports in keeping with our Books and Records requirements.

●	Blackout Periods. As an Access Person, you are prohibited from purchasing, selling, or otherwise acquiring for your personal account, or in accounts in which you have direct or indirect beneficial ownership, securities being traded for clients’ accounts unless the following procedures are followed:

●	You have completed a Pre-Clearance Authorization Form and the request has been approved.

●	Priority is given to satisfy clients’ orders first to secure equal or better pricing than what you would receive.

●	If you participate in block trades, you do not receive more favorable treatment and the order is allocated consistent with our Trading Allocation Procedures.

By requiring a Blackout Period can protect against Access Persons trading ahead (“frontrunning”) of client trades, and can also provide a measure of protection to prevent Access Persons from allocating trades in a manner that defrauds clients.

2.	HOLDING REPORTS

You are required to submit a Personal Securities Holding Report involving reportable securities (defined below under “Terms for Reporting”) in which you have any direct or indirect beneficial ownership.

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SECURITIES TRADING PROCEDURES FOR ACCESS PERSONS

●	Purpose of the Report. The purpose of this annual holding report is to provide a snapshot of your personal securities holdings in reportable securities to determine if you have:

●	Followed internal procedures;

●	Personally trading in securities that are or have been on our restricted or watch list; and,

●	Traded for your account in the same securities traded for clients; and if so, if you were authorized to do so and whether clients received terms as favorable as what you received for yourself.

●	Reporting Timeframe. Securities holding reports are due within 10 days of you being defined as an Access Person, listing all reportable securities held in your account, and in accounts in which you have direct or indirect beneficial ownership, that is current as of a date not more than 45 days prior to becoming an Access Person. Thereafter, at least once in every 12-month period, current as of a date not more than 45 days prior to the date the annual Holding report is to be submitted. ShariaPortfolio requires employees to submit the annual holdings report by February 14th annually using information as of 12/31 of the prior year.

●	Information in Holdings Reports. All holdings reports, whether initial or annual, must contain the following information:

●	The title and type (e.g., equity, bond, ETF (with the exception of broad-based exchange-traded funds as defined below), option, private placement) of each reportable security in which the access person has any direct or indirect beneficial ownership interest;

●	The exchange ticker symbol or CUSIP number for the reportable security if one exists;

●	The number of shares of each reportable security held, if applicable;

●	The principal amount of each reportable security held;

●	The name of the broker, dealer or bank that maintains the account in which the reportable security is held, if applicable; and

●	The date the report was submitted.

3.	TRANSACTION REPORTS

You are required to submit a Personal Securities Transaction Report involving reportable securities in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership.

●	Purpose of the Report. The purpose of this quarterly report is to track your personal securities transactions, and transactions in accounts in which you have direct or indirect beneficial ownership, to:

●	Analyze your trading activity for patterns that may indicate abuse, such as “scalping”, “frontrunning”, or “short-swing” trading and market timing;

●	Investigate any substantial disparities between the quality of performance you have achieved for your own account and what you have achieved for your clients;

●	Investigate any substantial disparities between the percentage of trades that are profitable when you trade for your own account and the percentage that are profitable when you trade for your clients; and,

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SECURITIES TRADING PROCEDURES FOR ACCESS PERSONS

●	Highlight potentially abusive “soft dollar” or brokerage arrangements.

●	Reporting Timeframe. Transaction reports are required to be submitted no later than 30 days after the end of each calendar quarter for all reportable securities transactions during the quarter.

●	Information in Quarterly Transaction Reports. For all Access Persons that do not custody accounts they have beneficial ownership over at Schwab, quarterly transaction reports must be submitted. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. The report also needs to include the date it is submitted to the CCO.

●	Review. Both the annual holdings reports and the quarterly transaction reports are subject to CCO review.

4.	TERMS FOR PREPARING HOLDING AND TRANSACTION REPORTS

The following definitions and terms are to guide you in knowing what securities should be included and what securities can be excluded from the reports. This information can also be found on the backside of the Personal Securities Holding and Transaction Reports.

●	Reportable Securities. A “reportable security” is any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly know as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

●	Exceptions to Reportable Securities. The following reportable securities do not need to be included in your Personal Securities Holding or Transaction Reports:

●	Transactions and holdings in direct obligations of the Government of the United States.

●	Money market instruments – bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

●	Shares of money market funds.

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SECURITIES TRADING PROCEDURES FOR ACCESS PERSONS

●	Transactions and holdings in shares of other types of mutual funds unless we act, or a control affiliate of the Company acts, as the investment advisor, or as a principal underwriter for the fund.

●	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

●	Explanation of Exceptions.

●	“High quality short-term debt instruments” are any instruments having a maturity at issuance of less than 366 days and are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or is unrated but of comparable quality.

●	Transactions and holdings in shares of closed-end investment companies are to be reportable regardless of affiliation. The exception extends only to unaffiliated open-end funds registered in the U.S.; therefore, transactions and holdings in offshore funds would also be reportable.

●	Transactions and holdings in units of a unit investment trust are considered variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts.

●	Exceptions from Reporting Requirements. You are not required to submit a Personal Securities Holding or Transaction Report for the follow:

●	Any Report with respect to securities held in accounts over which you have no direct or indirect influence or control.

●	Any Report with respect to holdings in securities not defined as a “reportable securities”.

●	Any Transaction Report with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans (transactions that override the pre-set schedule or allocation of the automatic investment plan must be included in the report).

●	A Transaction Report if the information would duplicate information contained in your brokerage trade confirmations or account statements provided we receives the confirmations and/or statements no later than 30 days after the end of the applicable calendar quarter. This applies only to Transaction Reports. Even though brokerage trade confirmations or account statement submitted over the 12-month period contain in their various forms all the reportable securities information required for the Holding Report, it would present a hardship for the CCO to piece the information together for their review as well as maintain the information for a regulator’s review.

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Watch and Restricted List Procedures

At the time the CCO becomes aware that we are in possession of material, non-public information, the CCO will place the reportable security on the appropriate Watch or Restricted List.

1.	WATCH LIST

Watch List securities are those securities that are traded by Access Persons for their own benefit or for the benefit of another where there is a known relationship between the Access Person and any issuer of such securities and/or the management of any issuer of such securities.

The concern for trading Watch List securities is with the potential we have for obtaining non-public insider information due this relationship and the ability then to profit by acting ahead of the market on this information. Trading securities on the Watch List is not prohibited; however, each trade is subject to an addition review to be sure such trade is not in violation of Insider Trading laws.

Procedures

The following procedures will be followed by the CCO when he/she becomes aware of a Watch List security. The security in question will be posted to the Watch List for all Access Persons to view.

1.	Access Persons are to immediately notify the CCO when they become aware of a relationship between them and any issuer and/or with the management of any issuer.

2.	The CCO will log the security on the Watch List, note the date and time the security was placed on the Watch List, and indicate the name of the Access Person responsible for the security being placed on the list.

3.	If an Access Person wants to trade a Watch List security, they must make written request for such purchase on the Pre-Clearance Authorization Form.

4.	The CCO will consider the following factors before allowing an Access Person trade a security on the Watch List:

(i)	The account in which such trade is being made. Does the Access Person have direct or indirect beneficial ownership of the account being traded (e.g., the Access Person’s personal account, in the account of family members, the account of a manager of the issuer of securities, etc...)?

(ii)	Whether the trade fits the risk profile of the accountholder in which such trade is being made. Types of purchases that should not be allowed and the Access Person questioned: option trading and buying on margin in accounts where such activity is uncharacteristic. In addition, large transactions in a Watch List security that would substantially alter the account holder(s) asset allocation mix.

© 2005 – 2011 eAdvisor Compliance, Inc. All rights reserved.

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WATCH LIST AND RESTRICTED LIST PROCEDURES

5.	The CCO will review the prior days trading blotter for trading of Watch List securities.

6.	If securities were traded on the Watch List by an Access Person without prior authorization, the CCO will confront the Access Person to determine the reason for the trade.

(i)	If the trade appears to be normal, the CCO will warn the Access Person in writing that in the future he/she must comply with the Watch List procedures. If the Access Person has further incidents, the CCO has the option to reprimand the Access Person with another written warning, assess a monetary fine, and/or release the Access Person from his/her duties and file a Form U-5 to terminate his/her registration.

(ii)	If the trade appears to violate Insider Trading laws, the CCO will: (i) halt trading by the Access Person; (ii) freeze the account(s) in which the trade took place; and, (iii) determine how, when, and where the Access Person might have acquired the insider information.

(iii)	If it is determined the Access Person acted on insider information, it is the CCO’s responsibility to report such trading to State Regulators and/or to a Self Regulatory Organization. The Access Person’s employment will be terminated, and such insider trading will be reported on their Form U-5. In addition, if it is determined that the accountholder(s) in which the trading activity occurred was/were also acting on insider information, he/she/they must also be reported to the proper regulatory authority.

7.	When a security no longer meets the definition of a Watch List security, the CCO will note the date and time of removal of the security from the list along with removing any trading restrictions.

2.	RESTRICTED LIST

Restricted List securities are those securities in which an Access Person is in possession of material, non-public information. Access persons are required to report material, non-public information to the CCO at the moment the Access Person comes into possession or becomes aware of such material information.

Trading securities on the Restricted List is prohibited; such acts would be a violation of Insider Trading laws.

Procedures

The following procedures will be followed by the CCO when he/she becomes aware of a Restricted List security. The security in question will be posted to the Restricted List for all Access Persons to view.

1.	Access Persons are to immediately notify the CCO when they come into possession of material, non-public information.

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WATCH LIST AND RESTRICTED LIST PROCEDURES

2.	The CCO will log the security on the Restricted List, note the date and time the security was placed on the Restricted List, and indicate the name of the Access Person responsible for the security being placed on the list. A security will be placed on the Restricted List if, at any time, it becomes known to the CCO an Access Person, or any Supervised Person, is in possession of material, non-public information.

3.	The CCO will review the prior days trading blotter for trading of Restricted List securities.

4.	If securities were traded on the Restricted List by an Access Person, the CCO will confront the Access Person to determine the reason for the trade.

(i)	If the trade appears to be normal, the CCO will warn the Access Person in writing that in the future he/she must comply with the Restricted List procedures. If the Access Person has further incidents, the CCO has the option to reprimand the Access Person with another written warning, assess a monetary fine, and/or release the Access Person from his/her duties and file a Form U-5 to terminate his/her registration.

(ii)	If the trade appears to violate Insider Trading laws, the CCO will: (i) halt trading by the Access Person; (ii) freeze the account(s) in which the trade took place; and, (iii) determine how, when, and where the Access Person might have acquired the insider information.

(iii)	If it is determined the Access Person acted on insider information, it is the CCO’s responsibility to report such trading to State Regulators and/or to a Self Regulatory Organization. The Access Person’s employment will be terminated, and such insider trading will be reported on their Form U-5. In addition, if it is determined that the accountholder(s) in which the trading activity occurred was/were also acting on insider information, he/she/they must also be reported to the proper regulatory authority.

5.	A security will be removed from the Restricted List once it is determined that the information we possess has been fully disseminated to the public. The CCO will note the date and time of removal of the security from the list along with removing any trading restrictions.

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Definitions

1.	ACCESS PERSON

An “Access Person” is any of our supervised persons who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or, who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2.	BENEFICIAL OWNER

“Beneficial Ownership” is interpreted in the same manner consistent with the Securities Exchange Act of 1934, Rule 16a-1(a)(2). In short, the rule defines “beneficial owner” to mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest in equity securities.

3.	REPORTABLE SECURITIES

A “reportable security” is any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly know as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

4.	SUPERVISED PERSON

A “Supervised Person” is any of our partners, officers, directors, employees, or other personnel subject to our supervision and control. A Supervised Person also includes those independent contractors that we, may or may not, license as Investment Advisor Representatives to provide investment advice on our behalf.

© 2005 – 2011 eAdvisor Compliance, Inc. All rights reserved.

CODE OF ETHICS	20 of 23

Responsibility to Our Code of Ethics

Be Conscious of Illegal or Unethical Behavior

Controlling ones own personal actions and behaving in an ethical manner is the focal point of our Code of Ethics, but what about questionable activities you witness being conducted by other persons within our firm? Do you have a responsibility to report their suspicious behavior or activity? Part of our mandate as a fiduciary to our clients is that all personnel of this Company uphold the highest ethical standards. To respond, “It’s not my responsibility.” reflects indifference to this standard, increases the potential for fraud or misconduct, potentially damages our reputation, and puts our clientele at risk. Therefore all suspected illegal or unethical behavior must be reported!

You must work to ensure prompt and consistent action against violations of this Code of Ethics. However, there are instances where you find it difficult to know if a violation has occurred. Since you cannot anticipate every situation that will arise, it is important that you have a way to approach any new dilemma. These are steps to consider when making that judgment call:

●	Make sure you have all the facts. In order to reach the right conclusion, you must be as informed as possible.

●	Ask first, act later. If you are unsure of what to do in a given situation, seek guidance before you act.

●	Question your actions. What specifically am I being asked to do? Does it seem unethical or improper? These questions will enable you to focus on the situation you are facing, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

●	Clarify your responsibilities. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

●	Discuss the problem with the Chief Compliance Officer. This is the basic guidance for all situations. In many cases, the CCO will be more knowledgeable about how to address the problem. Remember that it is CCO’s responsibility to assist with problem solving.

●	Seek assistance from firm resources. In the event that it is not appropriate to discuss an issue with the CCO, or where you do not feel comfortable approaching the CCO with your questions, you can consult the Procedures Manual, other on-line resources made available by FINRA, the United States Securities & Exchange Commission (the “SEC”), the North American Securities Administrators Association (“NASAA”), and various State Regulator Agency websites. You can also discuss your problem with other personnel, other officers, or the President.

●	Reporting violations. You may report violations of our Code in confidence and without fear or retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected.

© 2005 – 2011 eAdvisor Compliance, Inc. All rights reserved.

PROCEDURES MANUAL	21 of 23

DEFINITIONS

Reporting Illegal or Unethical Behavior

You are required to report any suspected illegal or unethical behavior in violation of this Code of Ethics to the CCO. Violations can also be reported to any manager, officer or director if your concerns are directly related to those persons in authority over you. Any report of questionable conduct or violation will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. All personnel are expected to cooperate fully in internal investigations of misconduct.

You may submit a good faith concern regarding questionable conduct or suspected violation without fear of dismissal or retaliation. We will not permit retaliation of any kind by our officers or directors against good faith reports or complaints of violations to this Code or other illegal or unethical conduct.

Mutual Considerations

As a condition of our mutual relationship, you agree to adhere to our Code of Ethics and agree at all times to:

1.	Abide by our ethical principals of conduct.

2.	Report to the CCO any information that you may receive that could be considered material and non-public.

3.	Not trade securities in your account, in accounts in which you have direct or indirect beneficial ownership, or in any securities of a company about which you may have received potential non-public material information.

4.	Advise the CCO of your securities holdings and transactions in your account, and in accounts in which you have direct or indirect beneficial ownership on the Personal Securities Holding and Transaction Reports within the prescribed period of time specified by the Reports.

5.	Complete a Pre-Clearance Authorization Form for personal securities transactions, including securities transactions in accounts in which you have direct or indirect beneficial ownership, and received authorization from the CCO executing the trade.

6.	Refrain from acting on any material, non-public information that may be considered insider information, until such time as the CCO has had sufficient time to review the issue and instruct you on the proper course of action.

7.	Avoid communicating any material, non-public information to any persons inside or outside our firm, except to the CCO.

Acknowledgement

As a condition of you becoming an Access Person, you are to sign an acknowledgement and agreement indicating you have read, understand and agree to comply with our Code of Ethics at all times. Furthermore, you understand that failure to follow the guidelines established by this Code of Ethics may result in disciplinary action taken against you, including termination. In addition to acknowledging the Code of Ethics upon becoming an Access Person, all Access Persons must acknowledge the Code of Ethics annually or after material changes made been made to the Code of Ethics.

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DEFINITIONS

Revision History and Review

This policy on our Code of Ethics has been reviewed and adopted as of the date indicated below, and is subject to review annually from the approval date so indicated. Our Code of Ethics may be reviewed sooner based on operational initiative and our overall best practices if such action is warranted.

Issue/Revision Date	Approved By/Title
Issue Date:
Revision Date:
Approval Date:

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